Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS SECOND QUARTER 2017 RESULTS

Conference Call Today at 3:30 p.m. CT / 4:30 p.m. ET

AUSTIN, Texas (August 1, 2017) - Apollo Endosurgery, Inc. ("Apollo") (NASDAQ: "APEN"), a leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced financial results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•	GAAP total revenues declined 1.2% compared to the second quarter 2016

•	Non-GAAP adjusted total revenues, excluding U.S. Orbera® starter kit sales, increased 3.6% compared to the second quarter 2016

•	Total Endo-bariatric sales increased 13.0% compared to the second quarter 2016 and 55.5% of total revenues

•	Endo-bariatric revenues, excluding U.S. Orbera starter kit sales, increased 25.7% compared to the second quarter of 2016

Todd Newton, CEO of Apollo Endosurgery, said, “The second quarter provided positive signs that we are approaching that inflection point where our growth in Endo-bariatric product sales will overtake the maturation of our Surgical product sales. Endo-bariatric product sales were $9.5 million or 55.5% of our total sales in the second quarter, representing a worldwide growth rate of 13.0% over the second quarter of last year before any adjustments for starter kits sold as part of the U.S. Orbera launch. This is a solid result for Apollo and we are pleased with the momentum that we are building.”
Second Quarter 2017 Financial Results
Total revenues for the three and six months ended June 30, 2017 were $17.1 million and $31.8 million, respectively, compared to $17.3 million and $33.6 million for the same periods in 2016. As part of our U.S. Orbera launch strategy, we sold starter kits to accounts interested in offering Orbera that were shipped following the physician's completion of our Orbera educational training. The first half of 2016 was a very active period for U.S. physician training for Orbera, and as a result starter kit sales were $1.1 million and $3.2 million in the three and six months ended June 30, 2016, respectively. In the first half of 2017, U.S. Orbera starter kit sales were $0.3 million and $0.6 million in the three and six months ended June 30, 2017, respectively. Excluding U.S. Orbera starter kit sales, non-GAAP adjusted total revenues for the three and six months ended June 30, 2017 were $16.9 million and $31.2 million, compared to $16.3 million and $30.4 million for the same periods in 2016, an increase of 3.6% and 2.4%, respectively.

Total Endo-bariatric revenues were $9.5 million for the three months ended June 30, 2017, an increase of $1.1 million, or 13.0% compared to the second quarter of 2016. For the six months ended June 30, 2016, total Endo-bariatric revenues were $16.9 million, an increase of $0.2 million, or 1.4% compared to the six months ended June 30, 2016.

In the U.S., Endo-bariatric product sales, excluding U.S. Orbera starter kit sales were $3.8 million for the three months ended June 30, 2017 versus $2.9 million for the three months ended June 30, 2016, an increase of 30.6%, and $7.0 million for the six months ended June 30, 2017 versus $5.3 million for the six months ended June 30, 2016, an increase of 30.9%. The increase was due to higher Orbera reorder volumes and OverStitch™ sales. In markets outside the United States (OUS), Endo-bariatric product sales were $5.4 million for the three months ended June 30, 2017 versus $4.4 million for the three months ended June 30, 2016, an increase of 22.4%, and $9.3 million for the six months ended June 30, 2017 versus $8.1 million for the six months ended June 30, 2016, an increase of 14.6% primarily due to higher OverStitch sales.

Surgical product sales decreased $1.4 million, or 15.5%, and $2.2 million, or 13.2%, for the three and six months ended June 30, 2017, respectively, when compared to the same periods in 2016. In the U.S., Surgical product sales decreased $1.1 million or 18.1%, and $2.1 million or 18.6%, for the three and six months ended June 30, 2017, respectively, when compared to the same periods in 2016 due to reductions in gastric banding procedures being performed in the U.S. In OUS markets, Surgical product sales decreased by $0.3 million, or 10.5%, and $0.2 million, or 2.8%, for the three and six months ended June 30, 2017, respectively, when compared to the same periods in 2016.

Gross margin as a percentage of revenues was 61.3% and 63.1% for the three and six months ended June 30, 2017 compared to 47.0% and 58.0% for the same periods in 2016. Cost of sales includes inventory impairment charges of $3.2 million for both the three and six months ended June 30, 2016, compared to $0.1 million and $0.2 million for the three and six months ended June 30, 2017. Excluding the impact of the inventory impairment charges, gross margin was 61.8% and 63.6% for the three and six months ended June 30, 2017, compared to gross margin of 65.5% and 67.6% for the three and six months ended June 30, 2016. The decline in gross margin excluding the impact of inventory impairment charges was due to the ongoing shift in our product sales mix from higher gross margin Surgical products to Endo-bariatric products that realize lower relative gross margins.
Total operating expenses were $16.0 million and $32.3 million for the three and six months ended June 30, 2017, respectively, compared to $14.4 million and $28.8 million for the same periods in 2016. The increase is primarily due to higher costs incurred to meet our public company filing and corporate governance obligations. Research and development expenses also increased due to costs associated with new product development efforts.
Interest expense decreased $1.5 million and $2.8 million during the three and six months ended June 30, 2017 when compared to the same periods in 2016 primarily due to the elimination of non-cash interest of $1.2 million and $2.4 million, respectively, associated with convertible notes that converted to equity in December 2016 and reduced cash interest on our senior secured credit facility after principal reductions.
Net loss for the three and six months ended June 30, 2017 was $6.9 million and $15.1 million, respectively, compared to $9.5 million and $15.5 million for the same periods in 2016.
Cash, cash equivalents and restricted cash were $6.2 million as of June 30, 2017.
Capitalization Update
On July 25, 2017, we completed a public offering selling 6,542,453 shares at a price of $5.50 per share, including 853,363 shares sold to the underwriters upon the full exercise of the over-allotment option to purchase additional shares, before the underwriting discount. We estimate that the public offering will generate net proceeds of approximately $33.6 million, after deducting the underwriting discount and estimated offering expenses.
Conference Call
Apollo will host a conference call on Tuesday, August 1, 2017 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss the Company's operating results for the second quarter ended June 30, 2017.
To participate in the conference call dial (877) 548-7914 for domestic callers and (719) 457-6931 for international callers. The conference ID number is 2382032.
A telephonic replay of the call will be available until August 8, 2017. The replay dial-in numbers are (844) 512-2921 for domestic callers and (412) 317-6671 for international callers. The replay conference ID number is 2382032. A transcript of the earnings call will be made available on the "Events and Presentations" section of our Investor Relations website: ir.apolloendo.com.
Non-GAAP Financial Measures
To supplement our financial results presented on a GAAP basis, we provide certain non-GAAP financial measures including adjusted total revenues, excluding U.S. Orbera starter kit sales. Adjusted total revenues, excluding U.S. Orbera starter kit sales is defined as GAAP total revenues excluding one-time U.S. Orbera starter kit sales. Adjusted total revenues, excluding U.S. Orbera starter kit sales is a supplemental measure of our performance that is not required by, and is not determined in accordance with, GAAP. Non-GAAP financial information is not a substitute for any financial measure determined in accordance with GAAP and should be read only in conjunction with Apollo’s condensed consolidated financial statements prepared in accordance with GAAP. Apollo’s management uses certain supplemental non-GAAP financial measures internally to understand, manage and evaluate Apollo’s business, and make operating decisions. Reconciliations for each non-GAAP financial measure to its most directly comparable GAAP financial measure is provided in the tables below. Management believes that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company's performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical device company focused on less invasive therapies for the treatment of obesity, a condition facing over 600 million people globally, as well as other gastrointestinal disorders. Apollo’s device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 60 countries today.

Apollo’s common stock is traded on NASDAQ Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; statements relating to the availability of cash for Apollo's future operations; Apollo’s ability to support the adoption of its Endo-Bariatric products and its ability to broaden its product portfolio and other factors detailed from time to time in the reports Apollo files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2016 and its Form 10-Q for the three months ended June 30, 2017. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contact
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
Chief Financial Officer
investor-relations@apolloendo.com

The Ruth Group
Lee Roth or Zack Kubow
646-536-7000
apolloendo@theruthgroup.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$17,136	$17,341	$31,758	$33,618
Cost of sales (1)	6,636	9,194	11,732	14,103
Gross margin	10,500	8,147	20,026	19,515
Operating expenses:
Sales and marketing	8,607	8,473	16,986	16,794
General and administrative	3,248	2,331	7,435	4,966
Research and development	2,285	1,786	4,242	3,440
Amortization of intangible assets	1,827	1,821	3,641	3,600
Total operating expenses	15,967	14,411	32,304	28,800
Loss from operations	(5,467)	(6,264)	(12,278)	(9,285)
Other expenses:
Interest expense, net	1,051	2,522	2,532	5,348
Other expense	277	632	152	690
Net loss before income taxes	(6,795)	(9,418)	(14,962)	(15,323)
Income tax expense	63	100	113	199
Net loss	(6,858)	(9,518)	(15,075)	(15,522)
Current dividends on convertible preferred stock	—	(2,259)	—	(4,517)
Net loss attributable to common stockholders	$(6,858)	$(11,777)	$(15,075)	$(20,039)
Net loss per share, basic and diluted	$(0.64)	$(35.30)	$(1.41)	$(60.84)
Shares used in computing net loss per share, basic and diluted (2)	10,702,627	333,639	10,700,431	329,354
_________________________________________
(1) Cost of sales includes inventory impairment charges of $3.2 million for the three and six months ended June 30, 2016. Inventory impairment for the three and six months ended June 30, 2017 was $0.1 million and $0.2 million, respectively.
(2) On December 29, 2016, 9.9 million common shares were issued upon completion of the Lpath merger.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except for share data)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,302	$19,111
Accounts receivable, net of allowance for doubtful accounts of $452 and $479, respectively	12,808	10,509
Inventory, net	11,377	12,163
Prepaid expenses and other current assets	1,880	1,838
Total current assets	31,367	43,621
Restricted cash	938	930
Property and equipment, net of accumulated depreciation of $5,505 and $4,404, respectively	6,827	6,889
Goodwill	6,828	6,828
Intangible assets, net	39,883	43,315
Other assets	368	541
Total assets	$86,211	$102,124
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$18,074	$13,650
Accrued expenses	7,003	6,630
Total current liabilities	25,077	20,280
Long-term debt	33,034	39,427
Total liabilities	58,111	59,707
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized; 10,709,846 and 10,688,992 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	11	11
Additional paid-in capital	191,037	190,664
Accumulated other comprehensive income	1,856	1,471
Accumulated deficit	(164,804)	(149,729)
Total stockholders' equity	28,100	42,417
Total liabilities and stockholders' equity	$86,211	$102,124

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(15,075)	$(15,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,877	4,385
Amortization of deferred financing costs	215	184
Non-cash interest expense	392	3,113
Change in fair value of warrant liability	—	(216)
Provision for doubtful accounts receivable	36	123
Change in inventory reserve	169	3,215
Stock based compensation	327	207
Foreign exchange on short-term intercompany loans	(74)	892
Changes in operating assets and liabilities:
Accounts receivable	(2,014)	(1,498)
Inventory	653	(2,657)
Prepaid expenses and other assets	119	964
Accounts payable and accrued expenses	4,839	2,074
Net cash used in operating activities	(5,536)	(4,736)
Cash flows from investing activities:
Purchases of property and equipment	(1,046)	(572)
Purchase of intangibles and other assets	(329)	(809)
Net cash used in investing activities	(1,375)	(1,381)
Cash flows from financing activities:
Proceeds from exercise of stock options	46	36
Payment of debt	(7,000)	—
Payment of contingent consideration	—	(5,000)
Net cash used in financing activities	(6,954)	(4,964)
Effect of exchange rate changes on cash	64	56
Net decrease in cash, cash equivalents and restricted cash	(13,801)	(11,025)
Cash, cash equivalents and restricted cash at beginning of year	20,041	22,586
Cash, cash equivalents and restricted cash at end of period	$6,240	$11,561

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,966	$2,302

Supplemental disclosure of non-cash investing and financing activity:
Accretion of dividends on preferred stock	$—	$4,517

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
(In thousands)
(unaudited)

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
Endo-bariatric, excluding U.S. Orbera starter kit sales	$3,804	$5,433	$9,237	$2,913	$4,437	$7,350	30.6%	22.4%	25.7%
U.S. Orbera starter kit sales	282	—	282	1,073	—	1,073	(73.7)%	—%	(73.7)%
Total Endo-bariatric	4,086	5,433	9,519	3,986	4,437	8,423	2.5%	22.4%	13.0%
Surgical	4,779	2,636	7,415	5,833	2,946	8,779	(18.1)%	(10.5)%	(15.5)%
Other	194	8	202	130	9	139	49.2%	(11.1)%	45.3%
Total revenues	$9,059	$8,077	$17,136	$9,949	$7,392	$17,341	(8.9)%	9.3%	(1.2)%
% Total revenues	52.9%	47.1%		57.4%	42.6%

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
Endo-bariatric, excluding U.S. Orbera starter kit sales	$6,982	$9,271	$16,253	$5,334	$8,092	$13,426	30.9%	14.6%	21.1%
U.S. Orbera starter kit sales	600	—	600	3,201	—	3,201	(81.3)%	—%	(81.3)%
Total Endo-bariatric	7,582	9,271	16,853	8,535	8,092	16,627	(11.2)%	14.6%	1.4%
Surgical	8,981	5,559	14,540	11,035	5,718	16,753	(18.6)%	(2.8)%	(13.2)%
Other	351	14	365	223	15	238	57.4%	(6.7)%	53.4%
Total revenues	$16,914	$14,844	$31,758	$19,793	$13,825	$33,618	(14.5)%	7.4%	(5.5)%
% Total revenues	53.3%	46.7%		58.9%	41.1%

_________________________________________

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(unaudited)

	Three Months Ended June 30,		% Increase / (Decrease)
	2017	2016
Total revenues	$17,136	$17,341	(1.2)%
Less: U.S. Orbera starter kit sales	(282)	(1,073)	(73.7)%
Adjusted total revenues, excluding U.S. Orbera starter kit sales	$16,854	$16,268	3.6%

	Six Months Ended June 30,		% Increase / (Decrease)
	2017	2016
Total revenues	$31,758	$33,618	(5.5)%
Less: U.S. Orbera starter kit sales	(600)	(3,201)	(81.3)%
Adjusted total revenues, excluding U.S. Orbera starter kit sales	$31,158	$30,417	2.4%